               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                  Transatlantic Holdings, Inc.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                          TRANSATLANTIC HOLDINGS, INC.
                    80 PINE STREET, NEW YORK, NEW YORK 10005
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1999
                            ------------------------


                                                                   April 6, 1999


To the Stockholders of
TRANSATLANTIC HOLDINGS, INC.:

     The Annual Meeting of stockholders of TRANSATLANTIC HOLDINGS, INC., a Delaware corporation ('TRH'), will be held at 72 Wall Street, Seventh Floor, New York, New York, on Thursday, May 20, 1999, at 11:00 o'clock A.M., for the following purposes:

          1. To elect 9 directors of TRH to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

          2. To act upon a proposal to amend the Certificate of Incorporation, as amended, to increase the authorized shares of Common Stock from 50,000,000 to 100,000,000 shares;

          3. To act upon a proposal to select PricewaterhouseCoopers LLP as independent accountants for 1999; and


          4. To transact any other business that may properly come before the meeting.


     Stockholders of record at the close of business on March 26, 1999 will be entitled to vote at the meeting. During the ten days prior to the meeting, a list of such stockholders will be available for inspection at the offices of TRH at 80 Pine Street, New York, New York.

     Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed postage prepaid envelope.

                                          By Order of the Board of Directors

                                          ELIZABETH M. TUCK
                                          Secretary

                          TRANSATLANTIC HOLDINGS, INC.
                      80 PINE STREET, NEW YORK, N.Y. 10005
                            ------------------------
                                PROXY STATEMENT
                            ------------------------


                                                                   April 6, 1999



     The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders of TRANSATLANTIC HOLDINGS, INC., a Delaware corporation ('TRH' or the 'Company'), to be held on May 20, 1999, and at any adjournment thereof. It may be revoked, by written notice or by furnishing a proxy subsequent in time, at any time prior to its use. All shares represented at the meeting by properly executed proxies will be voted as specified, and, unless otherwise specified, will be voted for the election of directors, for the amendment of the Certificate of Incorporation, as amended to increase the authorized shares of Common Stock and for the selection of PricewaterhouseCoopers LLP as independent accountants for 1999.



     Only stockholders of record at the close of business on March 26, 1999 will be entitled to vote at the meeting. On that date 34,693,911 shares (exclusive of shares held by TRH) of common stock, par value $1.00 per share ('TRH Common Stock'), were outstanding, each such share of stock having one vote.



     This Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card are first being mailed to stockholders of TRH on or about April 6, 1999.


                              BENEFICIAL OWNERSHIP

     The following table lists the beneficial ownership of each person or group who, as of March 26, 1999, owned to TRH's knowledge, more than five percent of the outstanding TRH Common Stock.


                                                                     AMOUNT AND
                                                                       NATURE
                        NAME AND ADDRESS                           OF BENEFICIAL      PERCENT OF
                      OF BENEFICIAL OWNER                            OWNERSHIP       VOTING SHARES
----------------------------------------------------------------   --------------    -------------

American International Group, Inc. ('AIG')(1) ..................     19,122,420          55.12
70 Pine Street
New York, NY 10270

Davis Selected Advisers, L.P.(2) ...............................      5,779,050          16.66
124 East Marcy Street
Santa Fe, NM 87501


------------

(1) Includes 11,743,452 shares directly owned by American Home Assurance Company, a wholly-owned subsidiary of AIG, which shares with AIG voting and investment power over such shares. AIG has sole voting and investment power over the remaining shares.

(2) Davis Selected Advisers, L.P. filed a Schedule 13G, dated January 8, 1999, with respect to the shares of TRH Common Stock held by it, which stated that it was an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, and that it had sole power to vote or to direct the vote with respect to 5,779,050 shares, shared voting power with respect to no shares, sole power to dispose or to direct the disposition with respect to 5,779,050 shares and shared dispositive power with respect to no shares.

                            I. ELECTION OF DIRECTORS

     Nine directors are to be elected at the meeting to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified. If a quorum is present at the meeting, the affirmative vote of a plurality of the shares present in person or by proxy and entitled to vote thereon is required to elect the directors; abstentions and broker non-votes will have no effect on the outcome of the vote. It is the intention of the persons named in the accompanying proxy to vote for the election of the nominees listed below, all of whom are currently members of your Board of Directors. John M. Fowler, who is a current member of the TRH Board, will not be standing for re-election. It is not expected that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as the TRH Board of Directors shall recommend. The nominees, and certain information supplied by them to TRH, are as follows:

[Photo]             JAMES BALOG                           RETIRED CHAIRMAN, 1838 INVESTMENT ADVISORS, L.P.
                    Age 70                                (investment management company)
                    Director since 1988. He has also      Director, Elan, plc, Galen Partners, L.P. (technical
                    served as a director of               advisory board), Great-West Life and Annuity Insurance
                    Transatlantic Reinsurance Company     Company and Trustee, Zweig Series Trust, Euclid Mutual
                    ('TRC'), a wholly- owned subsidiary   Funds (Mutual Funds)
                    of TRH, since 1990 and of Putnam
                    Reinsurance Company ('Putnam'), a
                    wholly-owned subsidiary of TRC,
                    since 1988.

[Photo]             C. FRED BERGSTEN                      DIRECTOR, INSTITUTE FOR INTERNATIONAL ECONOMICS
                    Age 57                                (nonprofit research institution)
                    Director since May 21, 1998. He has
                    also served as a director of TRC and
                    of Putnam since May 21, 1998.

[Photo]             IKUO EGASHIRA                         CHAIRMAN OF THE BOARD OF DIRECTORS, THE NICHIDO FIRE &
                    Age 68                                MARINE INSURANCE COMPANY, LIMITED, TOKYO, JAPAN
                    Director since June 29, 1995. He has  (insurance)
                    also served as a director of TRC and
                    of Putnam since 1995.

[Photo]             MAURICE R. GREENBERG                  CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AIG
                    Age 73                                (insurance and financial services holding company)
                    Chairman since 1986. He has also      Director, AIG, Director, President and Chief Executive
                    served as the Chairman of TRC since   Officer of C.V. Starr & Co., Inc. ('Starr'), a
                    1977 and of Putnam since 1986.        director of Starr International Company, Inc.
                                                          ('SICO'), private holding companies (see 'Ownership of
                                                          Certain Securities'), a director of International
                                                          Lease Finance Corporation ('ILFC') (a wholly owned
                                                          subsidiary of AIG) and the Chairman and a director of
                                                          20th Century Industries (a subsidiary of AIG)

[Photo]             JOHN J. MACKOWSKI                     RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER, THE
                    Age 73                                ATLANTIC MUTUAL COMPANIES (insurance)
                    Director since 1990. He has also      Director, Venator Group and Northern Trust Company of
                    served as a director of TRC and of    Connecticut
                    Putnam since 1990.

[Photo]             EDWARD E. MATTHEWS                    VICE CHAIRMAN-INVESTMENTS AND FINANCIAL SERVICES, AIG
                    Age 67                                Director, AIG, Starr, SICO and ILFC
                    Director since 1986. He has also
                    served as a director of TRC since
                    1977 and of Putnam since 1986.

[Photo]             ROBERT F. ORLICH                      PRESIDENT AND CHIEF EXECUTIVE OFFICER, TRH, TRC AND
                    Age 51                                PUTNAM
                    Director since 1994. He has also      Chairman, Trans Re Zurich; Director, Transatlantic Re
                    served as a director of TRC and of    Argentina S.A.
                    Putnam since 1992.

[Photo]             HOWARD I. SMITH                       EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND
                    Age 54                                COMPTROLLER, AIG
                    Director since 1994. He has also      Director, AIG, Starr, SICO, ILFC, 20th Century
                    served as a director of TRC and of    Industries (insurance) and The Kroll-O'Gara Company
                    Putnam since 1994.

[Photo]             THOMAS R. TIZZIO                      SENIOR VICE CHAIRMAN-GENERAL INSURANCE, AIG
                    Age 61                                Director, AIG, Starr and SICO
                    Director since 1990. He has also
                    served as a director of TRC since
                    1979 and of Putnam since 1990.

     The principal occupation or affiliation of each of the nominees is shown in bold face type. Except as hereinafter noted, each director has occupied an executive position with his company or an affiliate thereof for at least the prior five years. Mr. Balog was Chairman of 1838 Investment Advisors, L.P. from 1987 to 1994. Mr. Egashira served as the President of The Nichido Fire & Marine Insurance Company, Limited from 1988 to 1995.

     There were four regularly scheduled meetings of the Board of Directors during 1998. All current directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees of the Board of Directors held during the period in which they were eligible to serve, except Mr. Bergsten and Mr. Egashira, who each attended 50%, Mr. Fowler who attended 63% and Mr. Greenberg who attended 60% of the meetings they were each eligible to attend. There are four regular meetings of the Board of Directors scheduled to be held during 1999.


     Messrs. Balog, Bergsten and Mackowski are the current members of the Audit Committee, which held three meetings during 1998. There are three Audit Committee meetings scheduled to be held during 1999. The primary function of the Audit Committee is to give general advice to the Board of Directors and the officers in matters relating to the audits of the records of accounts of TRH and its subsidiaries. The Audit Committee reviews the performance and scope of the audit and non-audit services provided by the independent accountants during the fiscal year and recommends to the Board of Directors a firm of independent accountants to serve as auditors during the ensuing fiscal year. In addition, the Audit Committee reviews reports issued by TRH's internal audit division and the independent accountants.


     The Stock Option and Purchase Plan Committee administers the TRH employee benefit plans. The current members of the Stock Option and Purchase Plan Committee are Messrs. Balog and Mackowski. There was one Stock Option and Purchase Plan Committee meeting during 1998. One Stock Option and Purchase Plan Committee meeting is scheduled for 1999.

     The Compensation Committee determines the cash compensation for senior management. The current members of the Compensation Committee are Messrs. Balog, Greenberg, Mackowski and Tizzio. There was one Compensation Committee meeting during 1998, and one Compensation Committee meeting is scheduled for 1999.

     The Board does not have a nominating committee. The full Board would normally address matters relating to the nomination of directors, but the Executive Committee of the Board of Directors is also empowered to address such matters. The Executive Committee has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of TRH except those powers specifically reserved to the whole Board. Messrs. Greenberg, Matthews and Orlich are the current members of the Executive Committee. There were 2 Executive Committee actions in 1998.

OWNERSHIP OF CERTAIN SECURITIES

     The following table summarizes the ownership of equity securities of TRH, and of entities which could be considered parents of TRH, by each of the directors, each executive officer named in the Summary Compensation Table, and by the directors and executive officers as a group.


                                                           EQUITY SECURITIES OWNED BENEFICIALLY
                                                                 AS OF JANUARY 31, 1999(1)
                           -----------------------------------------------------------------------------------------------------
                                      TRH                         AIG                      STARR                    SICO
                                 COMMON STOCK                COMMON STOCK               COMMON STOCK            VOTING STOCK
                           -------------------------   -------------------------   ----------------------   --------------------
                             AMOUNT AND                  AMOUNT AND                 AMOUNT AND              AMOUNT AND
                              NATURE OF      PERCENT      NATURE OF      PERCENT    NATURE OF     PERCENT   NATURE OF    PERCENT
                             BENEFICIAL        OF        BENEFICIAL        OF       BENEFICIAL      OF      BENEFICIAL     OF
NAME                       OWNERSHIP(2)(3)    CLASS    OWNERSHIP(4)(5)    CLASS    OWNERSHIP(6)    CLASS    OWNERSHIP     CLASS
-------------------------- ---------------   -------   ---------------   -------   ------------   -------   ----------   -------

James Balog...............      11,750          .03         --             --         --            --         --          --
C. Fred Bergsten..........     --              --           --             --         --            --         --          --
Paul A. Bonny.............      33,960          .10            4,468         (7)      --            --         --          --
Ikuo Egashira.............     --              --           --             --         --            --         --          --
John M. Fowler............     --              --           --             --         --            --         --          --
M.R. Greenberg............      51,250          .15       27,327,297       2.21        5,000       24.39          10       8.33
John J. Mackowski.........       2,750          .01         --             --         --            --         --          --
Edward E. Matthews........      25,625          .07          908,317        .07        2,250       10.98          10       8.33
Robert V. Mucci...........      50,021          .14            9,393         (7)      --            --         --          --
Robert F. Orlich..........     118,113          .34            8,166         (7)         250        1.22       --          --
Steven S. Skalicky........      11,239          .03           19,304         (7)      --            --         --          --
Howard I. Smith...........       2,000          .01          165,944        .01        1,500        7.32          10       8.33
Thomas R. Tizzio..........      25,625          .07          546,054        .04        1,750        8.54          10       8.33
Javier E. Vijil...........      25,269          .07         --             --         --            --         --          --
All Directors and
  Executive Officers of
  TRH as a Group (15
  individuals)............     357,602         1.03       28,988,943       2.34       10,750       52.45          40      33.32


------------

(1) Unless otherwise indicated, the beneficial owners listed have sole voting and investment power over the shares listed.

(2) Amounts of equity securities shown include shares of TRH Common Stock subject to options which may be exercised within 60 days as follows:
    Balog -- 2,000 shares, Bonny -- 33,625 shares, Greenberg -- 51,250 shares, Mackowski -- 2,000 shares, Matthews -- 25,625 shares, Mucci -- 30,636 shares, Orlich -- 108,437 shares, Skalicky -- 10,875 shares, Smith -- 2,000 shares, Tizzio -- 25,625 shares, Vijil -- 25,000 shares, all directors and executive officers of TRH as a group, 317,073 shares.

    Amounts of equity securities shown include shares as to which the individual shares voting and investment power as follows: Orlich -- 6,676 shares with his wife, Skalicky -- 108 shares with his wife, all directors and executive officers of TRH as a group -- 6,784 shares.

    Amounts of equity securities also excludes the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership: Orlich -- 357 shares, all directors and executive officers as a group -- 357 shares.

(3) Reflects a stock split effected as a 50 percent stock dividend on the TRH Common Stock, paid July 18, 1997.

(4) Amounts of equity securities shown include shares of AIG Common Stock subject to options which may be exercised within 60 days as follows:
    Greenberg -- 793,125 shares, Matthews -- 298,734 shares, Orlich -- 3,164 shares, Skalicky -- 5,905 shares, Smith -- 118,266 shares, Tizzio -- 303,609 shares, all directors and executive officers of TRH as a group -- 1,522,803 shares.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


    Amounts of equity securities shown include shares as to which the individual shares voting and investment power as follows: Greenberg -- 22,965,085 shares with his wife and 61,632 shares with co-trustees, Orlich -- 5,002 shares with his wife, Skalicky -- 1,378 shares with his wife, Tizzio -- 242,445 shares with his wife, all executive officers and directors of TRH as a group -- 23,275,542 shares.


    Amounts of equity securities also excludes the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership: Matthews -- 11,500 shares, Tizzio -- 29,929 shares, all directors and executive officers as a group -- 41,429 shares.


    Amount of shares shown for Mr. Greenberg does not include 10,633,774 shares held as trustee for the Starr Trust, as to which Mr. Greenberg disclaims beneficial ownership. Inclusion of these shares would increase Mr. Greenberg's total ownership by .86 percent. Amount of shares shown for Mr. Greenberg also excludes 3,569,087 shares owned directly by Starr (representing 24.39 percent of the shares owned directly by Starr) as to which Mr. Greenberg disclaims beneficial ownership.


(5) Reflects stock splits effected as a 50 percent stock dividend on the AIG Common Stock, paid July 25, 1997 and July 31, 1998.


(6) As of January 31, 1999, Starr also had outstanding 5,000 shares of Common Stock Class B, a non-voting stock and 3,838 shares of Preferred Stock Series X-1. None of the nominees hold such shares. Shares of Starr's Series A through Series Q Preferred Stock, and its 5% Subordinated Preferred Stock were held by the nominees as follows on January 31, 1999: Preferred Stock, Series A -- Greenberg (5,000), Matthews (1,500); Preferred Stock, Series
    B -- Greenberg (5,000), Matthews (1,750); Preferred Stock, Series
    C -- Greenberg (5,000), Matthews (1,750), Tizzio (125); Preferred Stock, Series D -- Greenberg (5,000), Matthews (1,750), Tizzio (375); Preferred Stock, Series E -- Greenberg (5,000), Matthews (2,000), Smith (125), Tizzio
    (625); Preferred Stock, Series F -- Greenberg (5,000), Matthews (2,000), Smith (250), Tizzio (1,000); Preferred Stock, Series G -- Greenberg (5,000), Matthews (2,250), Smith (375), Tizzio (1,000); Preferred Stock, Series H -- Greenberg (5,000), Matthews (2,250), Smith (500), Tizzio (1,000); Preferred Stock, Series I -- Greenberg (5,000), Matthews (2,250), Smith (500), Tizzio (1,000); Preferred Stock, Series J -- Greenberg (5,000), Matthews (2,250), Smith (625), Tizzio (1,000); Preferred Stock, Series K -- Greenberg (5,000), Matthews (2,250), Smith (625), Tizzio (1,250); Preferred Stock, Series L -- Greenberg (5,000), Matthews (2,250), Smith (625), Tizzio (1,250); Preferred Stock, Series M -- Greenberg (5,000), Matthews (2,250), Smith (750), Tizzio (1,500); Preferred Stock, Series N -- Greenberg (5,000), Matthews (2,250), Smith (1,000), Tizzio (1,500); Preferred Stock, Series O -- Greenberg (5,000), Matthews (2,250), Smith (1,000), Tizzio (1,500); Preferred Stock Series P -- Greenberg (5,000), Matthews (2,250), Orlich (125), Smith (1,000), Tizzio (1,500); Preferred Stock, Series Q -- Greenberg (5,000), Matthews (2,250), Orlich (250), Smith (1,250), Tizzio (1,750) and 5%
    Subordinated Preferred Stock -- Greenberg (100). The total outstanding shares were: Preferred Stock, Series A (8,490), Preferred Stock, Series B (8,305), Preferred Stock, Series C (7,750), Preferred Stock, Series D (8,500), Preferred Stock, Series E (9,750), Preferred Stock, Series F (11,125), Preferred Stock, Series G (11,875), Preferred Stock, Series H (12,500), Preferred Stock, Series I (12,875), Preferred Stock, Series J (13,875), Preferred Stock, Series K (14,625), Preferred Stock, Series L (14,625), Preferred Stock, Series M (16,125), Preferred Stock, Series N (17,625), Preferred Stock, Series O (17,625), Preferred Stock, Series P (18,500), Preferred Stock, Series Q (22,250) and 5% Subordinated Preferred Stock (100).


(7) Less than .01%.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934 (the 'Exchange Act') requires TRH's directors, officers and persons who own more than ten percent of a registered class of TRH's equity securities, to file with the Securities and Exchange Commission ('SEC') and the New York Stock Exchange initial reports of ownership and reports of changes in beneficial ownership of TRH Common

Stock. Directors, officers and greater than ten percent stockholders are required by SEC regulation to furnish TRH with copies of all Section 16(a) forms they file. To TRH's knowledge, all Section 16(a) filing requirements applicable to its directors, officers and ten percent stockholders have been complied with, except for Mr. Balog who failed to timely report the sale by his wife of 450 shares of TRH Common Stock and Messrs. Skalicky and Vijil who inadvertently failed to timely report the right to purchase 115 and 78 shares, respectively, of TRH Common Stock pursuant to the TRH Employee Stock Purchase Plan and the subsequent acquisition of such shares, and AIG which failed to timely file Form 4's with respect to the acquisition of 236,500 shares of TRH Common Stock between November, 1998 and December, 1998. All of these late filings have now been made. In making these statements, TRH has relied on written representations of its directors, officers and ten percent stockholders, and copies of reports that they have filed with the SEC.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     All directors, except those who are TRH employees, receive an annual retainer of $17,500 and a fee of $700 for each meeting of the Board or any committee of TRH or its subsidiaries attended, except for the Chairman, who receives an annual retainer of $75,000. In addition, certain directors may be granted stock options in recognition of extraordinary service to the Company. On December 1, 1998, the Stock Option and Purchase Plan Committee granted a total of 22,000 options to purchase TRH Common Stock to Messrs. Greenberg (10,000 options), Matthews (5,000 options), Smith (2,000 options) and Tizzio (5,000 options). Additionally, on December 1, 1998, the full Board of Directors granted 2,000 options to purchase TRH Common Stock to each of Messrs. Balog and Mackowski. These options were granted pursuant to the TRH 1995 Stock Option Plan. The options were granted at fair market value on the date of grant ($75.438 per share) and first become exercisable at a rate of 25% per year commencing in December, 1999.

     The following table sets forth the compensation, for services in all capacities to TRH and its subsidiaries during 1998, of each of the President and Chief Executive Officer and the four most highly compensated executive officers of TRH.

                           SUMMARY COMPENSATION TABLE


                                                                                   LONG TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                              ANNUAL        ------------------------
                                                         COMPENSATION(1)    SECURITIES       SICO
                                                        ------------------  UNDERLYING       LTIP        ALL OTHER
          NAME              PRINCIPAL POSITION    YEAR   SALARY    BONUS     OPTIONS      PAYOUTS(2)  COMPENSATION(3)
------------------------- ----------------------- ----  --------  --------  ----------    ----------  ---------------

Robert F. Orlich......... President and CEO       1998  $502,885  $320,000    25,000      $1,705,701      $10,000
                                                  1997   403,847   295,000    25,000         130,181        9,500
                                                  1996   327,885   220,000    30,000(4)      568,313        7,750

Paul A. Bonny............ Exec. Vice President    1998  $317,092  $112,000    10,000      $  406,334      $41,222
                          Sr. Vice President      1997   267,112    82,000    10,000          79,179       33,389
                                                  1996   191,807    74,000    11,250(4)      162,375       18,701

Steven S. Skalicky....... Exec. V.P. and CFO      1998  $290,000  $ 88,000    10,000      $  420,918      $10,000
                          Sr. Vice President      1997   251,538    68,000     6,000         122,573        9,500
                          and Controller          1996   203,981    63,000     7,500(4)      189,438        9,500

Javier E. Vijil.......... Exec. Vice President    1998  $281,731  $ 89,000    10,000      $  231,900      $ 4,153
                          Sr. Vice President      1997   241,538    64,000    10,000          --            3,166
                                                  1996   196,731    52,000    11,250(4)       81,188        3,167

Robert V. Mucci.......... Sr. Vice President      1998  $271,347  $ 72,000     7,500      $  432,951      $10,000
                            and Actuary           1997   241,154    62,000     6,000         100,876        9,500
                                                  1996   220,770    57,000    11,250(4)      216,500        9,500


                                                        (Footnotes on next page)

(Footnotes from previous page)

(1) With respect to each executive officer named in the table, the aggregate amount of perquisites and other personal benefits, securities or property was less than either $50,000 or 10% of the total annual salary and bonuses reported for such executive officer.


(2) The LTIP payouts will be made by SICO pursuant to its Deferred Compensation Profit Participation Plan (the 'SICO Plan') and will not be paid by or charged to TRH. Amounts shown represent the value of shares of AIG Common Stock allocated and/or paid out under the SICO Plan. Amounts shown in 1996 represent the value, based on the closing sale price of AIG Common Stock on December 31, 1996 ($48.11), of shares of AIG Common Stock allocated with respect to the January 1, 1995 to December 31, 1996 period but not distributed under the SICO Plan. The SICO Plan came into being in 1975 when the voting shareholders and Board of Directors of SICO, a private holding company whose principal asset consists of AIG Common Stock, decided that a portion of the capital value of SICO should be used to provide an incentive plan for the current and succeeding managements of all American International companies, including TRH. Participation in the SICO Plan by any person, and the amount of such participation, is at the sole discretion of SICO's Board of Directors, and none of the costs of the various benefits provided under such plan is charged to or absorbed by TRH. The SICO Plan provides that shares may be set aside by SICO for the benefit of the participant and distributed upon retirement. The SICO Board of Directors may permit an early pay-out of units under certain circumstances, and certain of the individuals named in the Summary Compensation Table are eligible for such early pay-out with respect to units awarded to them for the periods shown. In September, 1997 and September, 1998 Messrs. Orlich, Bonny, Skalicky and Mucci received a partial payout relating to the 1991-1992 and 1993-1994 SICO Plans. The amounts received by the participants in 1997 represented the market value of shares of AIG Common Stock distributed by SICO at September 15, 1997, were as follows: Orlich -- $130,181;
    Bonny -- $79,179; Skalicky -- $122,573; Mucci -- $100,876. The amounts distributed by SICO to the participants in 1998, and included in the value shown in the table, represented the market value of shares of AIG Common Stock at September 15, 1998, as follows: Orlich -- $159,701; Bonny -- $97,134; Skalicky -- $150,368; Mucci -- $123,751. Prior to pay-out, the
    participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with TRH or AIG prior to normal retirement age. In addition, SICO's Board of Directors may elect to pay a participant cash in lieu of shares of AIG Common Stock. In March, 1997, a determination was made as to the number of AIG shares allocable to the accounts of the participants in the SICO Plan with respect to units awarded in December, 1994 with respect to the January 1, 1995 to December 31, 1996 period. The values shown for the year 1996 represent the number of AIG shares allocated to named executive officers as follows: Orlich -- 11,813 shares; Bonny -- 3,375 shares; Skalicky -- 3,938 shares; Vijil -- 1,688 shares; Mucci -- 4,500 shares. All 1996 share amounts and sale prices are adjusted to reflect the stock splits effected as 50 percent stock dividends on the AIG Common Stock, in July, 1997 and July, 1998. In March, 1999, a determination was made as to the number of AIG shares allocable to the accounts of the participants in the SICO Plan with respect to units awarded in December, 1996 with respect to the January 1, 1997 to December 31, 1998 period. The values shown for the year 1998 also include an amount representing the number of AIG shares, based on the closing sale price of AIG Common Stock on December 31, 1998 of $96.625, allocated as follows: Orlich -- 16,000 shares; Bonny -- 3,200 shares; Skalicky -- 2,800 shares; Vijil -- 2,400 shares; Mucci -- 3,200 shares.



(3) Amounts shown for Messrs. Orlich, Skalicky, Vijil and Mucci represent matching contributions under TRH's 401(k) Plan. Amounts shown for Mr. Bonny reflect contributions by TRH to The AIG Retirement Savings Plan (United Kingdom.)


(4) Adjusted to reflect a stock split effected as a 50 percent stock dividend on the TRH Common Stock, paid July 18, 1997.

     Messrs. Greenberg, Matthews, Orlich, Smith, and Tizzio or certain of them, are directors and officers of SICO, directors and members of the Starr Foundation and directors and officers of Starr. These individuals also receive compensation as officers of Starr for services rendered to Starr as well as compensation from SICO for services rendered to SICO. These services are not considered to detract materially from the business time of these individuals available for TRH matters and such compensation is not included in the compensation for services to TRH shown in the Summary Compensation Table above.

     TRH maintains policies of directors and officers liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. In 1998, the premiums for this coverage approximated $252,000. In August, 1998, with the increased ownership of TRH by AIG, TRH, as a subsidiary of AIG, became covered under AIG's D&O policy. Included in the amount above are premiums paid to an AIG subsidiary, National Union Insurance Company of Pittsburgh, Pa., which approximated $131,000.

     The following table summarizes certain information with respect to benefits that the proxy rules classify as granted under Long-Term Incentive Plans which were granted during 1998 (with respect to the 1999-2000 period) to the five individuals named in the Summary Compensation Table.


              SICO LONG-TERM INCENTIVE PLANS -- AWARDS IN 1998(1)


                                                         NUMBER OF
NAME                                                       UNITS      PERFORMANCE PERIOD    ESTIMATED FUTURE PAYOUTS
------------------------------------------------------   ---------    -------------------   ------------------------

Orlich................................................     1,200           Two years              19,200 shares
Bonny.................................................       500           Two years               4,000 shares
Skalicky..............................................       500           Two years               4,000 shares
Vijil.................................................       450           Two years               3,600 shares
Mucci.................................................       450           Two years               3,600 shares

------------

(1) Awards represent grants of units under the SICO Plan described in Note 2 to the Summary Compensation Table with respect to the two-year period from January 1, 1999 through December 31, 2000. The SICO Plan contains neither threshold amounts nor maximum payout limitations. The number of shares of AIG Common Stock allocated to a unit upon payout is based on a percentage selected by SICO's Board of Directors of between 20 percent and 100 percent of the increase of SICO's retained earnings attributable to the AIG Common Stock held by SICO over the two-year period. As a result, the number of shares to be allocated with respect to units held for the 1999-2000 period and the value of such shares cannot be determined at this time. The number of shares shown under 'Estimated Future Payouts' represent the number of shares allocable to the named individuals based upon the units awarded to them for the 1999-2000 period, assuming the percentage selected by the SICO Board of Directors and the increase in SICO's retained earnings for the 1999-2000 period were the same as those used to allocate the shares of AIG Common Stock for the 1997-1998 period. As noted in the description of the SICO Plan in Note 2 to the Summary Compensation Table, prior to pay-out, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and the shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with TRH or AIG prior to normal retirement age.

                            ------------------------

     The following tables set forth information for each of the five individuals named in the Summary Compensation Table as to (i) grants of options to purchase TRH Common Stock under the TRH 1995 Stock Option Plan during 1998, and (ii) option exercises during 1998, and option values as of December 31, 1998, with respect to options to purchase TRH Common Stock granted under the TRH 1995 Stock Option Plan and the TRH 1990 Stock Option Plan.

                    OPTION GRANTS IN THE LAST FISCAL YEAR(1)

                                              INDIVIDUAL GRANTS
                            ------------------------------------------------------
                                            % OF                                      POTENTIAL REALIZABLE
                            NUMBER OF      TOTAL                                      VALUE(4) AT ASSUMED
                            SECURITIES    OPTIONS                                    ANNUAL RATES OF STOCK
                            UNDERLYING   GRANTED TO                                  PRICE FOR OPTION TERM
                             OPTIONS     EMPLOYEES    EXERCISE                      ------------------------
           NAME              GRANTED      IN 1998      PRICE     EXPIRATION DATE      5%(2)         10%(3)
--------------------------  ----------   ----------   -------   ------------------  ----------    ----------

Orlich....................    25,000        16.40     $75.438     December 1, 2008  $1,188,050    $2,998,550
Bonny.....................    10,000         6.56      75.438     December 1, 2008     475,220     1,199,420
Skalicky..................    10,000         6.56      75.438     December 1, 2008     475,220     1,199,420
Vijil.....................    10,000         6.56      75.438     December 1, 2008     475,220     1,199,420
Mucci.....................     7,500         4.92      75.438     December 1, 2008     356,415       899,565

------------

(1) The options reflected in the table were granted in December 1998 and will become exercisable at a rate of 25% per year, commencing in December 1999.

(2) The appreciated price would be $122.96 per share.

(3) The appreciated price would be $195.38 per share.

(4) The assumed 5% and 10% annual rates of stock price appreciation used in the table are prescribed by the proxy rules and are not intended to forecast possible future appreciation in the price of TRH Common Stock. Options would have no realized value if there were no appreciation or if there were a depreciation from the price at which the options were granted.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                         AND YEAR-END OPTION VALUES(1)

TRANSATLANTIC HOLDINGS, INC. AND AMERICAN INTERNATIONAL GROUP, INC.


                                                                     TOTAL NUMBER OF           TOTAL VALUE OF UNEXERCISED,
                                                                 UNEXERCISED OPTIONS HELD       IN-THE-MONEY OPTIONS HELD
                             NUMBER OF                           AT FISCAL YEAR END(2)(3)        AT FISCAL YEAR END(5)(6)
                          SHARES ACQUIRED          VALUE       ----------------------------    ----------------------------
        NAME            ON EXERCISE(1)(2)(3)    REALIZED(4)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------   --------------------    -----------    -----------    -------------    -----------    -------------

Orlich...............           6,553            $ 444,067       111,601          65,313       $ 4,146,991      $ 629,714
Bonny................           1,897              141,214        33,625          25,000         1,191,822        220,622
Skalicky.............               0                    0        16,780          20,125           680,848        164,129
Vijil................               0                    0        25,000          25,000           770,939        220,622
Mucci................          18,676              883,657        30,636          20,438         1,009,150        236,978


     The following tables break out the options exercises and year-end option values shown in the table above for each of TRH Common Stock and AIG Common Stock separately.

TRANSATLANTIC HOLDINGS, INC.


                                                                     TOTAL NUMBER OF           TOTAL VALUE OF UNEXERCISED,
                                                                 UNEXERCISED OPTIONS HELD       IN-THE-MONEY OPTIONS HELD
                             NUMBER OF                            AT FISCAL YEAR END(3)           AT FISCAL YEAR END(5)
                          SHARES ACQUIRED          VALUE       ----------------------------    ----------------------------
        NAME             ON EXERCISE(1)(3)      REALIZED(4)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------   --------------------    -----------    -----------    -------------    -----------    -------------

Orlich...............           4,656            $ 298,664       108,437          65,313       $ 3,889,268      $ 629,714
Bonny................               0                    0        33,625          25,000         1,191,822        220,622
Skalicky.............               0                    0        10,875          20,125           262,681        164,129
Vijil................               0                    0        25,000          25,000           770,939        220,622
Mucci................          18,676              883,657        30,636          20,438         1,009,150        236,978

AMERICAN INTERNATIONAL GROUP, INC.

                                                                      TOTAL NUMBER OF           TOTAL VALUE OF UNEXERCISED,
                                                                  UNEXERCISED OPTIONS HELD       IN-THE-MONEY OPTIONS HELD
                                 NUMBER OF                         AT FISCAL YEAR END(2)           AT FISCAL YEAR END(6)
                              SHARES ACQUIRED       VALUE       ----------------------------    ----------------------------
            NAME             ON EXERCISE(1)(2)   REALIZED(4)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------- -----------------   -----------    -----------    -------------    -----------    -------------

Orlich......................       1,897          $  145,403       3,164              0          $ 257,723        $     0
Bonny.......................       1,897             141,214           0              0                  0              0
Skalicky....................           0                   0       5,905              0            418,167              0
Vijil.......................           0                   0           0              0                  0              0
Mucci.......................           0                   0           0              0                  0              0

------------

(1) TRH options are granted with respect to TRH Common Stock and AIG options are granted with respect to AIG Common Stock.


(2) Adjusted for 50 percent AIG Common Stock splits in July 1993, July 1995, July 1997 and July 1998.


(3) Reflects a stock split effected as a 50 percent stock dividend on the TRH Common Stock, paid July 18, 1997.

(4) Aggregate market value on date of exercise less aggregate option price.

(5) Total value of vested and unvested options based on a fair market value of TRH Common Stock of $75.5625 per share, as of December 31, 1998.

(6) Total value of vested and unvested options based on a fair market value of AIG Common Stock of $96.625 per share, as of December 31, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Compensation Committee of the Board of Directors consists of Messrs. Balog, Greenberg, Mackowski and Tizzio. No member of the Compensation Committee is a current officer or employee of the Company (or any of its subsidiaries) or was such an officer or employee at any time subsequent to June 1990, when the Company became a reporting company under the Exchange Act. Mr. Greenberg is a director and Chairman and Chief Executive Officer of AIG and Mr. Tizzio is a director and Senior Vice Chairman-General Insurance of AIG. Mr. Greenberg and Mr. Tizzio are stockholders, directors and/or executive officers of SICO and Starr. AIG owns 55.12% of the outstanding TRH Common Stock and engages in reinsurance and retrocession transactions with TRH, and provides certain administrative and advisory services to TRH, in the ordinary course of TRH's business. Approximately $167 million (11%) of gross premiums written by TRH in 1998 was attributable to reinsurance purchased by the AIG Group (AIG, together with its subsidiaries, is referred to herein as the 'AIG Group'), for the production of which TRH paid ceding commissions to the AIG Group of approximately $31 million in such year. TRH retroceded approximately $93.4 million of gross premiums written to the AIG Group in 1998 and received ceding commissions of approximately $12.4 million for the production of such business. Pursuant to service and expense agreements, the AIG Group furnishes to TRH certain office space, data processing, payroll processing and certain other administrative services. TRH paid approximately $3.7 million to the AIG Group for these services in 1998. Pursuant to an investment management contract, AIG Global Investment Corp., an AIG subsidiary, acts as investment manager for TRH. In addition, during 1998, AIG Capital Management Corp., an AIG subsidiary, provided investment advisory and management services for substantially all TRH's assets held as cash equivalents. TRH paid an aggregate of approximately $6.1 million to AIG Global Investment Corp. and AIG Capital Management Corp. for such investment management services in 1998. TRH receives services for the maintenance of certain computer equipment from A.I. Credit Corp., an AIG subsidiary. TRH paid approximately $3,100 for such services in 1998. TRH maintains policies of directors and officers liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. In 1998, the premiums for this coverage approximated $252,000. In August, 1998, with the increased ownership of TRH by AIG, TRH, as a subsidiary of AIG, became covered under AIG's D&O policy. Included in the amount above are premiums paid to an AIG subsidiary, National Union Insurance Company of Pittsburgh, Pa., which approximated $131,000. SICO and Starr owned 13.67% and 2.04%, respectively, of AIG Common Stock at January 31, 1999. Certain of Starr's subsidiaries operate as insurance agencies or brokers and in such capacity produce business for TRH. Commissions paid by TRH to Starr for these services approximated $856,000 in 1998. From these payments, which constituted less than 0.8% of Starr's gross revenues in 1998, Starr is required to pay its operating expenses and commissions due originating brokers. The amounts represented less than 0.06% of TRH's gross revenues in 1998. The members of the Stock Option and Purchase Plan Committee are Messrs. Balog and Mackowski, each of whom is a 'non-employee director' within the meaning of Rule 16b-3 under the Exchange Act.


COMMITTEE REPORTS ON EXECUTIVE COMPENSATION

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION


     The Compensation Committee ('Committee') met on December 1, 1998. The Committee is composed solely of non-employee directors. The Committee is responsible for developing and making recommendations to the Board of Directors with respect to executive officer compensation policies and determines the cash compensation to be paid to the President and Chief Executive Officer and each of the other executive officers of the Company. The objectives of the Committee in determining the amount and type of cash compensation for each executive officer are to (i) provide a level of base compensation which would allow the Company to attract, retain and reward superior talent, and (ii) align the executive officers' interest with the success of the Company through the payment of bonuses based on the Company's performance. The Committee reviews the actions of the Stock Option and Purchase Plan Committee and addresses the mix of compensation forms (salary, bonus, stock options) to foster long-term management motivation, development and stability.


     The Company's compensation policies continue to be subjective, and no specific formulas are applied in making compensation decisions. Before making any compensation recommendations, the Committee reviewed and compared the compensation of each of the senior executive officers of the Company to data from a special cut of the 1998 Sibson Reinsurance Survey ('Sibson'). The Sibson special cut is comprised of companies in the New York area against which the Company competes for personnel. The Committee also reviewed the 1997 compensation of the highest paid executive officers of selected competitors from publicly available information, as well as financial data such as return on equity, expense ratio, combined ratio, change in reserves, and the value today of $100 invested in June 1990. The Committee believes that the Company's continued strong performance in 1998 was largely attributable to the leadership of senior management. It was agreed that it would be in the best interest of the Company and its shareholders to compensate these individuals in a manner commensurate with their contributions to the Company's success. Accordingly, based solely on a subjective review, Robert F. Orlich, the Company's President and Chief Executive Officer, was given an increase in base salary to $575,000 from $500,000 in 1998. Mr. Orlich was also given a year-end 1998 bonus. Management's recommendations with respect to the other executives of the Company were also reviewed, considered and approved, based upon a subjective review of their respective responsibilities and contributions to the Company.

     The Committee noted the fact that certain of the Company's executive officers participate in the SICO Plan. The Company does not have any ownership interest in, or right to control SICO. Accordingly, the SICO Board makes determinations about participation in the SICO Plan independently of the Company and of the Committee.

     The Compensation Committee has considered the tax deductibility of compensation to its executive officers in light of Section 162(m) of the Internal Revenue Code of 1986. No executive officer's cash compensation that was deductible by the Company in 1998 exceeded $1 million. No executive officer's cash compensation which may be deductible by the Company in 1999 is expected to exceed $1 million. The Company has structured the TRH 1990 and 1995 Stock Option Plans with the intention that the compensation resulting from such plans would be deductible in light of Section 162(m).

                             COMPENSATION COMMITTEE
                JAMES BALOG, M.R. GREENBERG, JOHN J. MACKOWSKI,
                                THOMAS R. TIZZIO
                                DECEMBER 1, 1998

REPORT OF THE STOCK OPTION AND PURCHASE PLAN COMMITTEE ON EXECUTIVE COMPENSATION

     The Stock Option and Purchase Plan Committee ('Committee') met on December 1, 1998. The Committee is composed solely of non-employee directors. The Committee is responsible for administering the TRH employee benefit plans. The Committee's philosophy is that stock options are a particularly important part of the compensation that inherently correlates long-term individual motivation and reward to Company performance. The Committee's approach is subjective. The Committee does not use specific criteria or formula to calculate the aggregate number of options granted or the grants to each individual. As part of its general discussion, the Committee considered the past and potential contribution to the Company of its executive officers, the amount of options awarded in prior years, the option grants awarded by other reinsurers as disclosed in publicly available materials as described above, the successful financial performance of the Company, the Company's long-term compensation goals and the cash compensation paid to the Company's executive officers. The Committee reviewed, considered and approved management's recommendation to grant 174,450 stock options under the TRH 1995 Stock Option Plan at an exercise price of $75.438 per share, the market price on the date of grant, which includes 25,000 options granted to the Company's President and Chief Executive Officer, Robert F. Orlich; 10,000 options granted to the Company's Executive Vice President/President International Operations, Paul A. Bonny; 10,000 options granted to the Company's Executive Vice President and Chief Financial Officer, Steven S. Skalicky; 10,000 options granted to the Company's Executive Vice President/President Latin American Division, Javier E. Vijil and 7,500 options granted to the Company's Senior Vice President and Actuary, Robert V. Mucci. Management's recommendations are based on a subjective assessment of the individuals, the nature of their responsibilities and their contribution to the Company. Included in the option grant are a total of 22,000 stock options to the following Directors: M.R. Greenberg -- 10,000 options, Thomas R. Tizzio -- 5,000 options, Edward E. Matthews -- 5,000 options and Howard I. Smith -- 2,000 options. The option grants to directors were made after reviewing and approving management's recommendations, which were based on a subjective assessment of each individual's past and prospective contribution to the Company.

                    STOCK OPTION AND PURCHASE PLAN COMMITTEE
                         JAMES BALOG, JOHN J. MACKOWSKI
                                DECEMBER 1, 1998

PERFORMANCE GRAPH

     The following Performance Graph compares the cumulative total stockholder return on TRH Common Stock (assuming reinvestment of dividends) from December 31, 1993 through December 31, 1998, with the cumulative total return of the Standard & Poor's Midcap 400 Index and the cumulative total return of the Insurance (PPTY-CAS)-500 Index which was formerly called Standard & Poor's Property-Casualty Insurance Index.

                    CUMULATIVE TOTAL RETURN TO STOCKHOLDERS
                    VALUE OF $100 INVESTED IN DECEMBER, 1993

                             [PERFORMANCE GRAPH]


                             Dec-93    Dec-94    Dec-95    Dec-96    Dec-97    Dec-98
Transatlantic Holdings, Inc.   $100   $107.44   $141.93   $156.77   $210.06   $223.20
   Insurance (PPTY-CAS)-500     100    104.90    142.02    172.58    251.04    233.59
       S&P Midcap 400 Index     100     96.42    126.25    150.49    199.03    237.05

PENSION BENEFITS

     TRH employees are eligible to participate in or have participated in various AIG benefit plans.

     Through March 31, 1985, when such plan was terminated, employees of AIG and its subsidiaries, including TRH and its subsidiaries, who are citizens of the United States or non-citizens working in the United States were covered under the American International Group, Inc. Pension Plan, a contributory, qualified, defined benefit plan ('Original Pension Plan'). The annual pension for a participant was equal to 1.75% of Average Final Compensation multiplied by years of credited service as a participant (up to 40 years) less 1.4286% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). Average Final Compensation was defined as the average annual compensation of a participant during the 3 consecutive years in the last 10 years of his credited service affording the highest such average, or during all of the years of his credited service if less than 3 years. Benefits were paid monthly during the life of the participant, or, if applicable, during the joint lives of the participant and his contingent annuitant. The annual retirement allowance for participants with at least 10 years of credited service was not less than 50% of 1.75% of Average Final Compensation, multiplied by years of credited service, or $1,200, whichever was greater. On April 1, 1985, a new non-contributory, qualified, defined benefit plan ('Current Retirement Plan') was established, with provisions substantially the same as the Original Pension Plan, except for the non contributory feature and except that in the annual pension formula described above, 1.25% of Average Final Compensation is multiplied by years of credited service as a participant (up to 44 years) less 1.25% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). The 1.25% of Average Final Compensation is also used in the determination of the minimum retirement allowance. Effective January 1, 1989, the Current Retirement Plan formula changed in accordance with government mandated regulations from a Social Security offset to a Social Security integration method of computation where the offset is the average of the final three years' compensation but no greater than 150% of the employee's 'covered compensation' (the average of the Social Security Wage bases during the 35 years preceding the Social Security retirement age) times credited service up to 35 years, multiplied by an applicable Social Security retirement age factor. For employees terminating from active service after January 1, 1993, the benefit formula for credited service on and after April 1, 1985 changed from 1.25% to 1.35% of Average Final Compensation. Effective January 1, 1996, the Current Retirement Plan formula now equals 1.25% times Average Final Compensation up to 150% of the employee's 'covered compensation' plus 1.75% times Average Final Compensation in excess of 150% of 'covered compensation' times years of credited service prior to April 1, 1985 (up to 35 years) plus 1.75% times Average Final Compensation times years of credited service in excess of 35 years but limited to 40 years; plus .925% times Average Final Compensation up to 150% of the employee's 'covered compensation' plus 1.425% times Average Final Compensation in excess of 150% of 'covered compensation' times years of credited service after April 1, 1985 (up to 35 years) plus 1.425% times Average Final Compensation times years of credited service in excess of 35 years but limited to 44 years.

     As a result of the termination of the Original Pension Plan, all benefits accruing to the termination date became vested regardless of an employee's years of service and annuities were purchased for benefits payable under that plan. AIG was entitled to receive the surplus remaining in the Original Pension Plan, other than the portion of the surplus attributable to employee contributions.

     The AIG savings plan ('401(k) Plan') for employees, including employees of TRH and its subsidiaries, provides for salary reduction contributions by employees and matching contributions by TRH. The retirement benefits for most employees who participate in both the Current Retirement Plan and the 401(k) Plan will be substantially greater than the benefits which would have been received under the Original Pension Plan.


     Annual amounts of normal retirement pension commencing at normal retirement age of 65 based upon Average Final Compensation and credited service under the Current Retirement Plan and a supplemental plan ('the Supplemental Plan') are illustrated in the following table:

                       ESTIMATED ANNUAL PENSION AT AGE 65


               3 YEAR                           TOTAL YEARS OF CREDITED SERVICE AS A PLAN PARTICIPANT
           AVERAGE FINAL              --------------------------------------------------------------------------
            COMPENSATION              10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
------------------------------------  --------   --------   --------   --------   --------   --------   --------

$125,000............................  $ 15,333   $ 23,000   $ 30,666   $ 38,333   $ 45,999   $ 53,666   $ 61,332
150,000.............................    18,896     28,343     37,791     47,239     56,687     66,134     75,582
175,000.............................    22,458     33,687     44,916     56,145     67,374     78,603     89,832
200,000.............................    26,021     39,031     52,041     65,051     78,062     91,072    104,082
225,000.............................    29,583     44,375     59,166     73,958     88,749    103,541    118,332
250,000.............................    33,146     49,718     66,291     82,864     99,437    116,009    132,582
300,000.............................    40,271     60,406     80,541    100,676    120,812    140,947    161,082
375,000.............................    50,958     76,437    101,916    127,395    152,874    178,353    203,832
400,000.............................    54,521     81,781    109,041    136,301    163,562    190,822    218,082
500,000.............................    68,771    103,156    137,541    171,926    206,312    240,697    275,082


     With respect to the individuals named in the Summary Compensation Table on page 7, other than Mr. Bonny, their respective years of credited service (under both plans) through December 31, 1998 are as follows: Orlich 12.17 years, Skalicky 12.42 years, Vijil 4.92 years, Mucci 15.67 years. Pensionable salary includes only the regular salary paid by TRH and its subsidiaries and does not include amounts attributable to bonuses or overtime pay. For such named individuals, pensionable salary during 1998 was as follows: Orlich -- $502,885; Skalicky -- $290,000; Vijil -- $281,731; Mucci -- $271,347.

     Effective January 1, 1991 a Supplemental Plan was provided to pay a benefit to Current Retirement Plan participants in an amount equal to the reduction in the benefit payable as a result of the Federal limitation. Messrs. Orlich, Skalicky, Vijil and Mucci were participants in the Supplemental Plan at December 31, 1998.

     During 1993, 1994 and up to June 1, 1995, Mr. Bonny participated in The AIG Pension Plan (United Kingdom), a defined benefit plan, in which the TRH contributions were calculated by the actuaries for that plan. Mr. Bonny currently participates in The AIG Retirement Savings Plan (United Kingdom), a defined contribution plan, to which he contributed 2 percent of his pensionable salary in 1998. Contributions to this plan by TRH vary based on employee age, pensionable service and the employee's voluntary contributions. During 1998, TRH contributed approximately 13 percent of Mr. Bonny's pensionable salary of $317,092 to the plan based on his age, voluntary contribution and his 16.9 years of pensionable service.

RELATIONSHIP WITH AIG

     AIG is a holding company which, through its subsidiaries, is primarily engaged in a broad range of insurance and insurance-related activities in the United States and abroad. U.S.-based property and casualty insurance subsidiaries of AIG currently have a group rating of 'A++ (Superior)', the highest rating classification, by A.M. Best Company. The AIG Group is one of the largest purchasers of reinsurance in the insurance industry based on premiums ceded.


     AIG owns 55.12% of the outstanding TRH Common Stock. Four of TRH's 10 current directors, including the Chairman, are executive officers of AIG and hold the following positions with AIG: Mr. Greenberg is a Director and the Chairman and Chief Executive Officer; Mr. Matthews is a Director and Vice Chairman -- Investments and Financial Services; Mr. Smith is a Director, Executive Vice President, Chief Financial Officer and Comptroller and Mr. Tizzio is a Director and Senior Vice Chairman -- General Insurance.


AIG GROUP REINSURANCE

     TRH, through its wholly-owned subsidiaries TRC, Putnam and Trans Re Zurich either accepts or rejects the AIG Group reinsurance offered based upon TRH's assessment of risk selection, pricing, terms and conditions. Historically, and with few exceptions, TRH has generally not set terms and conditions as lead underwriter with respect to the AIG Group treaty reinsurance; however, TRH may in the future set terms and conditions with respect to such business as a lead underwriter and intends that the terms and conditions of any such reinsurance will be negotiated on an arms' length basis. The Underwriting Committee of the Board of Directors of TRH, which includes directors of TRH who are not employees of the AIG Group, monitor TRH's underwriting policies. (See 'Compensation Committee Interlocks and Insider Participation').


     Approximately $167 million (11%), $181 million (12%) and $232 million (18%) of gross premiums written by TRH in the years 1998, 1997 and 1996, respectively, were attributable to reinsurance purchased by the AIG Group, for the production of which TRH paid ceding commissions to the AIG Group of approximately $31 million, $32 million and $33 million, respectively, in such years. TRH has no goal with respect to the portion of AIG Group versus non-AIG Group business it accepts. TRH's objective in determining its business mix is to evaluate each underwriting opportunity individually with a view to maximizing overall underwriting results.

     TRH retroceded approximately $93.4 million of gross premiums written to the AIG Group in 1998 and received ceding commissions of approximately $12.4 million for the production of such business.

CERTAIN TRANSACTIONS WITH THE AIG GROUP

     Pursuant to service and expense agreements, the AIG Group furnishes to TRH certain office space, data processing, payroll processing and certain other administrative services. TRH may terminate the agreements by giving six months' written notice to AIG. TRH paid approximately $3.7 million to the AIG Group for these services in 1998. (See 'Compensation Committee Interlocks and Insider Participation').

     Pursuant to an investment management contract, AIG Global Investment Corp., an AIG subsidiary, acts as investment manager for TRH. Under the terms of this agreement, AIG Global Investment Corp. has discretion to manage all the investment activities of TRH, except with respect to its cash equivalents, subject to the directions of TRH's Board of Directors and within the limits imposed by the New York Insurance Law. The agreement may be terminated by either party at any time. AIG Global Investment Corp. also provides investment management services for other clients. In addition, during 1998, AIG Capital Management Corp., an AIG subsidiary, provided investment advisory and management services for substantially all TRH's cash equivalents. TRH paid an aggregate of approximately $6.1 million to AIG Global Investment Corp. and AIG Capital Management Corp. for such investment management services in 1998.

     TRH receives services for the maintenance of certain computer equipment from A.I. Credit Corp., an AIG subsidiary. TRH paid approximately $3,100 for such services in 1998.

     TRH maintains policies of directors and officers liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. In 1998, the premiums for this coverage approximated $252,000. In August, 1998, with the increased ownership of TRH by AIG, TRH, as a subsidiary of AIG, became covered under AIG's D&O policy. Included in the amount above are premiums paid to an AIG subsidiary, National Union Insurance Company of Pittsburgh, Pa., which approximated $131,000.

     These services have been obtained at a cost which, in the opinion of TRH, has not exceeded the cost of obtaining such services from unaffiliated sources. The cost of certain of these services may increase or decrease in the future, subject to negotiation, but in any event are expected not to exceed the cost of obtaining such services from unaffiliated sources.

RELATIONSHIP WITH SICO AND STARR


     SICO and Starr owned 13.67% and 2.04%, respectively of AIG's outstanding common stock at January 31, 1999. Messrs. Greenberg, Matthews, Orlich, Smith and Tizzio, directors of TRH, are also stockholders, executive officers or directors of SICO or Starr. (See 'Ownership of Certain Securities').


     Certain of Starr's subsidiaries operate as insurance agencies or brokers and in such capacity produce business for TRH. Commissions paid by TRH to Starr for these services approximated $856,000 in 1998. From these payments, which constituted less than 0.8% of Starr's gross revenues in 1998, Starr is required to pay its operating expenses and commissions due originating brokers. The amounts are paid on terms available to unaffiliated parties and represent less than 0.6% of TRH's gross revenues in 1998.

     II. APPROVAL OF A PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE AUTHORIZED NUMBER OF SHARES
                                OF COMMON STOCK

     Your Board of Directors recommends that the shareholders approve a proposal to amend the Certificate of Incorporation, as amended, of TRH (the 'Certificate') to increase the authorized shares of TRH Common Stock from 50,000,000 shares to 100,000,000 shares.


     At January 31, 1999, there were 34,683,862 shares of TRH Common Stock outstanding, and an additional 800,000 shares of TRH Common Stock were held in TRH's treasury. If the amendment is adopted, approximately 64,500,000 shares of TRH Common Stock would be authorized and unissued. At December 31, 1998, there were 1,725,517 shares of TRH Common Stock reserved for issuance pursuant to exercise of stock options under the various TRH option plans and exercise of purchase privileges under the TRH Employee Stock Purchase Plan. There are no pre-emptive rights relating to the TRH Common Stock. Except to the extent that TRH may issue the shares of TRH Common Stock reserved therefor pursuant to its stock purchase and stock option plans, TRH has not entered into any agreements or understandings, and has no present plans, for the issuance of additional shares of TRH Common Stock, but wishes to have such shares available for future issuances as the need may arise. No further stockholder approval would be required prior to the issuance of the additional shares authorized by this amendment, except as may otherwise be required by law or the New York Stock Exchange in connection with a specific transaction.


     The Board's purpose in proposing the increase in the number of authorized shares of TRH Common Stock is to have shares available for future issuances from time to time as and when the Board determines that such issuances may be desirable. The SEC requires TRH to discuss how such shares could be used to make it more difficult to effect a change in control of TRH. For example, the additional shares of TRH Common Stock could be used to dilute the stock ownership of a person seeking to obtain control of TRH or could be privately placed with purchasers who would support the Board in opposing a hostile takeover attempt. This proposal to amend the Certificate is not in response to any effort of which TRH is aware to accumulate TRH Common Stock or obtain control of TRH, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders. The Board does not presently contemplate recommending the adoption of any other amendments to the Certificate which could be construed to affect the ability of third parties to acquire or change control of TRH.

     In addition to TRH Common Stock, under the current Certificate, TRH is authorized to issue 5,000,000 shares of Preferred Stock, par value $1.00 per share. As of the date of this Proxy Statement, there were no shares of such Preferred Stock outstanding.

     Approval of this amendment of the Certificate requires approval by a majority of the outstanding shares of TRH Common Stock entitled to vote thereon. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote against the proposal. AIG has informed TRH that it intends to vote its shares of TRH Common Stock in favor of the amendment to the Certificate.


     Your Board of Directors recommends a vote FOR the proposal to approve this amendment to the Certificate.

                   III. SELECTION OF INDEPENDENT ACCOUNTANTS


     The Audit Committee and the Board of Directors have recommended the employment of PricewaterhouseCoopers LLP as independent accountants of TRH for 1999. The firm, and its predecessors, has served as TRC's independent accountants since 1977 and TRH's since 1986. The firm has no direct or indirect financial interest in TRH or any of its parents or subsidiaries. Representatives of the firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.


     Your Board of Directors recommends a vote FOR the proposal to employ PricewaterhouseCoopers LLP.

               IV. STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING


     All suggestions from stockholders are given careful attention. Proposals intended to be presented at the 2000 annual meeting, and included in the Proxy Statement, should be sent to the TRH Secretary at 80 Pine Street, New York, New York 10005 and must be received by December 8, 1999. In addition, under TRH's By-laws, stockholders must comply with specified procedures to nominate directors or introduce an item of business at an annual meeting. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by TRH generally not less than 90 days nor more than 120 days in advance of an annual meeting. To be in proper written form, a stockholder's notice must contain the specific information required by TRH's By-laws. A copy of TRH's By-laws which describes the advance notice procedures can be obtained from the TRH Secretary.


                                V. OTHER MATTERS

     While management knows of no other issues, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

INCORPORATION BY REFERENCE

     To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by TRH under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled 'Committee Reports on Executive Compensation' and 'Performance Graph' shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

PROXY SOLICITATION

     TRH will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and telegraph by directors, their associates and approximately five officers and regular employees of TRH and its subsidiaries without receiving additional compensation. In addition to the foregoing, TRH has retained W.F. Doring & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $3,000 plus reasonable out-of-pocket expenses and disbursements of that firm. TRH will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

                                   APPENDIX I

PROXY                      TRANSATLANTIC HOLDINGS, INC.                    PROXY
               Proxy Solicited on behalf of the Board of Directors
                 Annual Meeting of Stockholders -- May 20, 1999

    Maurice R. Greenberg and Robert F. Orlich, and each of them with full power of substitution, are hereby authorized to represent and vote all shares of common stock of Transatlantic Holdings, Inc., held of record on March 26, 1999 by the undersigned at the Annual Meeting of Stockholders to be held on May 20, 1999 and at any adjournment thereof.

    The undersigned hereby revokes any proxy or proxies heretofore given to vote such stock, and hereby ratifies and confirms all that said attorneys and proxies, or their substitutes, may do by virtue hereof. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all of the powers of said attorneys and proxies.

    The undersigned hereby acknowledges receipt of the notice of said Annual Meeting of Stockholders, the Proxy Statement relating thereto and the Annual Report for 1998.

    The shares represented by this proxy will be voted in accordance with the specifications made herein. If no specifications are made, such shares will be voted FOR the election of directors and FOR the proposals described in items 2 and 3, and in their discretion to vote upon any other matters that may properly come before the meeting.


  Management urges you to sign and return this Proxy immediately to ensure its vote at the Annual Meeting to be held on May 20, 1999.

          No postage is required if returned in the enclosed envelope and mailed in the United States.

                   (Continued and to be signed on other side.)

                         TRANSATLANTIC HOLDINGS, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.

                                 FOR WITHHOLD FOR ALL
                                 ALL    ALL   (EXCEPT NOMINEE(S) WRITTEN BELOW)
1.  Election of Directors --
    Nominees: James Balog,        / /    / /     / /     2.  Approval of Amendment of Certificate
    C. Fred Bergsten, Ikuo                                   of Incorporation, as amended, to               For Against Abstain
    Egashira, Maurice R. Greenberg,                          increase authorized shares of Common Stock:    / /   / /     / /
    John J. Mackowski, Edward E.                         ------------------------------------------------------------------------
    Matthews, Robert F. Orlich,                          3.  Proposal to select PricewaterhouseCoopers LLP  For Against Abstain
    Howard I. Smith and Thomas                               as independent accountants.                    / /   / /     / /
    R. Tizzio

                                                                                        Dated:                             1999
                                                                                        ---------------------------------------
                                                         Signature(s) ---------------------------------------------------------

                                                         ----------------------------------------------------------------------
                                                         Signature of stockholder should correspond exactly with the name stenciled hereon. Joint owners should both sign individually. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign partnership name by an authorized person.







--------------------------------------------------------------------------------
                           ^  FOLD AND DETACH HERE  ^

                             YOUR VOTE IS IMPORTANT.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE